Exhibit 10.40
DEAN FOODS COMPANY
2008 RESTRICTED STOCK UNIT (“RSU”)
AWARD AGREEMENT
     This AGREEMENT (this “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between Dean Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).
WITNESSETH:
     WHEREAS, the Board of Directors of the Company has adopted and approved the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”), which Plan was approved as required by the Company’s stockholders and provides for the grant of Restricted Stock Units and other forms of stock-based compensation to certain selected Employees and non-employee Directors of the Company and its Subsidiaries (Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan); and
     WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company; and
     WHEREAS, the Company desires to assure that, to the extent and for the period of your service and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services; and
     WHEREAS, the Restricted Stock Units and other Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and
     WHEREAS, the Committee has selected you to participate in the Plan and has awarded to you the Restricted Stock Units, which are referred to in this Agreement as RSUs, described in this Agreement and in the Notice of Grant.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries), you and the Company hereby agree as follows:
     1. Grant of Award. The Company hereby grants to you and you hereby accept, subject to the terms and conditions set forth in the Plan and in this Agreement, the number of RSUs shown on the Notice of Grant, effective as of the date indicated on the Notice of Grant (the “Date of Grant”). Each RSU represents the right to receive one share of the Company’s Stock,
2008 RSU Grant
WhiteWave Foods

subject to the terms and conditions set forth in the Plan and in this Agreement. The shares of Stock that are issuable upon vesting of the RSUs granted to you pursuant to this Agreement are referred to in this Agreement as “the Shares.” Subject to the provisions of Sections 2(c), 3(b) and 7 hereof, this Award of RSUs is irrevocable and is intended to conform in all respects with the Plan.
     2. Vesting.
          (a) Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, your RSUs will vest ratably in five equal annual increments commencing on the first anniversary of the Date of Grant.
          (b) Accelerated Vesting.
               (1) Notwithstanding the vesting schedule in Section 2(a) above, 100% of the unvested RSUs subject to this Award will become fully vested, on the date specified below, if the Volume Weighted Average Price (as defined below) of the Company’s Stock equals or exceeds $                     per share for any 60 consecutive trading days (the “Stock Performance Target”). For purposes of this Agreement, “Volume Weighted Average Price” means, for any given 60 consecutive trading days:
(i)	the aggregate sales price of all trades of Stock during such 60 day period,

divided by

(ii)	the total number of shares of Stock traded during such 60 day period.
If the Stock Performance Target is achieved, 100% of your unvested RSUs subject to this Award will become automatically vested on the later of (i)                                         , or (ii) the trading day on which the Stock Performance Target is achieved. The failure of the Stock to achieve the Stock Performance Target will not prevent your RSUs from vesting in accordance with Section 2(a) or 2(b)(2) of this Agreement.
               (2) Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates by reason of death, Disability or Retirement during the Restriction Period, all unvested RSUs you held at the time of such termination will vest in full at the date of such termination. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach the age of 65. “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code).
               (3) In addition to the vesting provisions contained in Sections 2(a), 2(b)(1) and 2(b)(2) above, your RSUs will automatically and immediately vest in full upon a Change in Control.
2008 RSU Grant
WhiteWave Foods

          (c) Forfeiture of Unvested RSUs. Unless otherwise determined by the Committee or except as provided in an agreement between you and your Employer, if your Service terminates for any reason other than death, Disability or Retirement during the Restriction Period, any RSUs you held will be forfeited and canceled as of the date of such termination of Service. Notwithstanding anything to the contrary in this Section 2, your rights with respect to unvested RSUs shall in all events be immediately forfeited and canceled as of the date of your termination of Service for Cause.
     3. Distribution of Shares.
          (a) Distribution Upon Vesting. The Company will distribute to you (or to your estate in the event of your death) the Shares of Stock represented by the RSUs that vested on such vesting date as soon as administratively practicable after such vesting date but in no event later than the fifteenth day of the third calendar month beginning after the calendar year in which such RSUs shall have become vested.
          (b) Forfeiture of Shares. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are discharged from the employment of the Company or any of its Subsidiaries for Cause (as defined below), your rights in your unvested RSUs will be immediately forfeited and canceled as of such termination date. For purposes of this Agreement, “Cause” means (i) your willful failure to perform substantially your duties; (ii) your willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) your conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) your breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) your failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause. Your RSUs will also be immediately forfeited and canceled in accordance with Section 7 upon your breach of the provisions set forth in Section 7.
          (c) Compliance With Law. The Plan, the granting and exercising of this RSU, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of this RSU, the issuance or delivery of Stock under this RSU or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of this RSU or to otherwise sell or issue Stock in violation of
2008 RSU Grant
WhiteWave Foods

any such laws, rules or regulations, and any postponement of the exercise or settlement of this RSU under this provision shall not extend the term of the RSU. Neither the Company nor its directors or officers shall have any obligation or liability to you with respect to any RSU (or Stock issuable thereunder) that shall lapse because of such postponement.
     4. Stockholder Rights. Except as set forth in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been issued.
     5. Tax Withholding. The Employer shall have the right to deduct from all amounts paid to you in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, you will be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or you may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.
     6. Transfer of RSUs. The RSUs granted herein are not transferable except in accordance with the provisions of the Plan.
     7. Covenant Not to Compete or Solicit. You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business throughout the United States (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (a) authorization to access Confidential Information through a new computer password or by other means, (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (c) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.
2008 RSU Grant
WhiteWave Foods

     For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information or personnel data and other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary.
     In light of the foregoing and in consideration of this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two years thereafter, you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:
          (a) Become associated with (as defined below) any company or business (other than the Company or any Subsidiary) engaged, primarily or as a substantial part of its business, in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in any geographical area in which the Company or any of its Subsidiaries operates;
          (b) Approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or
          (c) Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of 60 days thereafter.
     For purposes of this Agreement, the following terms shall have the meanings indicated:
     “associated with” means to become involved or to act (1) as an owner, partner, stockholder, investor, joint venturer, lender or director, or (2) as a manager, officer, employee, consultant, independent contractor, representative or agent but in such case only if, in your
2008 RSU Grant
WhiteWave Foods

capacity as manager, officer, employee, consultant, independent contractor, representative or agent, you are directly involved with or have responsibility for a Relevant Product.
     “Customer” means all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two years of your employment with the Company or any Subsidiary, (a) you or someone under your supervision had contact or (b) you received or had access to Confidential Information.
     “Relevant Product(s)” means (i) soy milk and any other soy-based beverage and cultured soy, (ii) organic dairy products (including milk, cream and cultured dairy products) and organic juice, and (iii) dairy or non-dairy coffee creamers or other coffee whiteners.
     Notwithstanding the foregoing, (1) the restrictions of subsection 7(a) above shall terminate immediately if your employment with the Company or any Subsidiary is terminated by the Company or such Subsidiary without Cause (as defined in Section 3(b) hereof), and (2) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 7 shall survive the vesting or forfeiture of your RSUs and/or the distribution or forfeiture of the underlying Shares.
     The provisions of this Section 7 are not intended to override, supercede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. Any breach of any provision of this Section 7 will result in immediate and complete forfeiture of your unvested RSUs and your undistributed Shares. In addition, you hereby agree that if you violate any provision of this Section 7, you will return to the Company any Shares that were previously issued to you or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you. In addition, the Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 7, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.
     You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.
     If you have violated any provision of this Section 7 and any of the provisions of subsections (a), (b) or (c) of this Section 7 are deemed to be unenforceable, then (1) your
2008 RSU Grant
WhiteWave Foods

unvested RSUs and undistributed Shares shall be forfeited and (2) you hereby agree to return to the Company any Shares that were previously issued to you or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you. In addition, if any of the restrictions of this Section 7 are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 7 to the extent necessary to enforce the intent of the parties and to provide the goodwill, confidential information, and other business interests of the Company and its Subsidiaries with effective protection.
     8. Plan Incorporated. You accept the RSUs hereby granted subject to all the provisions of the Plan, which, except as expressly contradicted by the terms hereof, are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby.
     9. Assignment of Intellectual Property Rights. In consideration of the granting of this RSU, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.
     10. Miscellaneous.
          (a) No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.
          (b) Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.
2008 RSU Grant
WhiteWave Foods

          (c) Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
          (d) Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof.
          (e) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
          (f) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
          (g) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
          (h) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
          (i) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
          (j) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.
END OF AGREEMENT
2008 RSU Grant
WhiteWave Foods